Exhibit 5.1

October 17, 2007

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Re: Registration Statement on Form S-4 (SEC File No. 333-145925)

Ladies and Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) up to 18,017,982 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), (ii) restricted stock units for the issuance of up to 618,962 Shares (the “Restricted Stock Units”), (iii) up to 7,506,787 Shares to be issued upon exercise of stock options (the “Options”) and (iv) contingent stock rights for the issuance of up to 1,185,500 Shares (the “Contingent Rights” and together with the Restricted Stock Units and Options, the “Derivative Securities”), to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of July 31, 2007, as amended (the “Merger Agreement”), by and among the Company, Ruby Newco LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Ruby Newco”), Dow Jones & Co., Inc., a Delaware corporation (“Dow Jones”) and Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Ruby Newco (“Merger Sub” and together with the Company, Ruby Newco and Dow Jones, the “Parties”). All of the Shares referred to above are collectively referred to herein as the Stock, and all of the Stock will be issued together with, and the Registration

Statement covers the registration of, associated rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of November 8, 2004 (the “Rights Agreement”), between the Company (f/k/a News Corporation, Inc.) and Computershare Investor Services, LLC, as Rights Agent. The Merger Agreement provides for the merger of Dow Jones with and into Merger Sub with Dow Jones surviving the merger and related transactions (the “Merger”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement;

2.	An executed copy of the Merger Agreement;

3.	Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”) to be entered into among the Parties prior to the effective time of the Registration Statement;

4.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on October 15, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect;

5.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect;

6.	An executed copy of the Rights Agreement; and

7.	Resolutions of the Board of Directors of the Company adopted at a meeting held on July 31, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Stock and the Rights and the arrangements in connection with the Merger Agreement.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion, we have assumed that Amendment No.1 will be duly authorized, executed and delivered by the Parties prior to the effective date of the Registration Statement.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) completion of the Merger pursuant to the Delaware General Corporation Law, as amended, and the Merger Agreement, (iii) in the case of the portion of the Stock issuable upon exchange of Ruby Newco Class B common units, issuance of such Stock in accordance with the terms of the Merger Agreement, and (iv) in the case of the portion of the Stock issuable upon exercise or vesting of the Derivative Securities, when issued in accordance with the terms of the Derivative Security and the terms of the Merger Agreement, the Stock and the associated Rights will be validly issued and the Stock will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP

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